EXHIBIT 4.3


                          $170,000,000

                        CREDIT AGREEMENT

                           dated as of

                        February 26, 1993

                              among

                     Longview Fibre Company,

                    The Banks Listed Herein,

                               and

              Seattle-First National Bank, as Agent


                       TABLE OF CONTENTS

                                                             Page


ARTICLE 1  DEFINITIONS . . . . . . . . . . . . . . . . . . . .  1

  SECTION 1.1  Definitions . . . . . . . . . . . . . . . .  1
  SECTION 1.2  Accounting Terms and Determinations . . . .  8
  SECTION 1.3  Types of Borrowings . . . . . . . . . . . .  9

ARTICLE 2  THE CREDITS . . . . . . . . . . . . . . . . . . . .  9

  SECTION 2.1  Pro Rata Commitments to Lend. . . . . . . .  9
  SECTION 2.2  Notice of Pro Rata Borrowings . . . . . . .  9
  SECTION 2.3  Competitive Bid Borrowings. . . . . . . . . 10

            (a)  The Competitive Bid Option . . . . . . . . . . . 10
            (b)  Competitive Bid Quote Request. . . . . . . . . . 10
            (c)  Invitation for Competitive Bid Quotes. . . . . . 11
            (d)  Submission and Contents of Competitive Bid Quotes 11
            (e)  Notice to Borrower . . . . . . . . . . . . . . . 12
            (f)  Acceptance and Notice by Borrower. . . . . . . . 13
            (g)  Allocation by Agent. . . . . . . . . . . . . . . 13

  SECTION 2.4  Notice to Banks; Funding of Loans . . . . . 14
  SECTION 2.5  Notes . . . . . . . . . . . . . . . . . . . 14
  SECTION 2.6  Maturity of Loans . . . . . . . . . . . . . 15
  SECTION 2.7  Interest Rates. . . . . . . . . . . . . . . 15
  SECTION 2.8  Fees. . . . . . . . . . . . . . . . . . . . 18
            (a)  Facility Fee. . . . . . . . . . . . . . . . . . 18
            (b)  Commitment Fee . . . . . . . . . . . . . . . . . 18
            (c)  Agency Fee. . . . . . . . . . . . . . . . . . . 18
            (d)  Payments. . . . . . . . . . . . . . . . . . . . 18

  SECTION 2.9  Optional Termination or Reduction of Commitments 18
  SECTION 2.10  Mandatory Termination. . . . . . . . . . . 18
  SECTION 2.11  Optional Prepayments . . . . . . . . . . . 18
  SECTION 2.12  General Provisions as to Payments. . . . . 19
  SECTION 2.13  Funding Losses . . . . . . . . . . . . . . 20
  SECTION 2.14  Computation of Interest and Fees . . . . . 20
  SECTION 2.15  Maximum Interest Rate. . . . . . . . . . . 20
  SECTION 2.16  Taxes. . . . . . . . . . . . . . . . . . . 21
  SECTION 2.17  Termination Date Extension . . . . . . . . 22

ARTICLE 3  THE EFFECTIVE DATE; CONDITIONS TO BORROWINGS. . . . 23

  SECTION 3.1  Conditions Precedent to Effective Date. . . 23
  SECTION 3.2  Effective Date Events . . . . . . . . . . . 24
  SECTION 3.3  Carryover Interest and Fees . . . . . . . . 24
  SECTION 3.4  Conditions to All Borrowings. . . . . . . . 25

ARTICLE 4  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . 25

  SECTION 4.1 Corporate Existence 25
  SECTION 4.2  Corporate Qualifications. . . . . . . . . . 25
  SECTION 4.3  Authorization to Borrow . . . . . . . . . . 26
  SECTION 4.4  Enforceability. . . . . . . . . . . . . . . 26
  SECTION 4.5  No Legal Bar. . . . . . . . . . . . . . . . 26
  SECTION 4.6  Financial Information . . . . . . . . . . . 26
  SECTION 4.7  Litigation. . . . . . . . . . . . . . . . . 27
  SECTION 4.8  Payment of Taxes. . . . . . . . . . . . . . 27
  SECTION 4.9  Employee Benefit Plan . . . . . . . . . . . 27
  SECTION 4.10  Misrepresentations . . . . . . . . . . . . 28
  SECTION 4.11  No Default . . . . . . . . . . . . . . . . 28
  SECTION 4.12  No Burdensome Restrictions . . . . . . . . 28
  SECTION 4.13  Regulations. . . . . . . . . . . . . . . . 28
  SECTION 4.14  Environmental Regulations. . . . . . . . . 29
  SECTION 4.15  Title to Properties and Assets . . . . . . 29
  SECTION 4.16  Subsidiaries . . . . . . . . . . . . . . . 29

ARTICLE 5  COVENANTS . . . . . . . . . . . . . . . . . . . . . 29

  SECTION 5.1  Financial Information . . . . . . . . . . . 29
            (a)  Quarterly Financial Statements . . . . . . . . . 29
            (b)  Annual Financial Statements. . . . . . . . . . . 30
            (c)  Other Borrower Certificates. . . . . . . . . . . 30
            (d)  Notice of Default. . . . . . . . . . . . . . . . 31
            (e)  Shareholder Materials. . . . . . . . . . . . . . 31
            (f)  SEC Reports. . . . . . . . . . . . . . . . . . . 31
            (g)  ERISA Information. . . . . . . . . . . . . . . . 31
            (h)  Additional Information . . . . . . . . . . . . . 31

  SECTION 5.2  Use of Proceeds . . . . . . . . . . . . . . 31
  SECTION 5.3  Current Ratio . . . . . . . . . . . . . . . 32
  SECTION 5.4  Tangible Net Worth. . . . . . . . . . . . . 32
  SECTION 5.5  Ratio of Indebtedness to Tangible Net Worth. 32
  SECTION 5.6  Debt Service Coverage Ratio . . . . . . . . 32
  SECTION 5.7  Maintenance of Property; Insurance. . . . . 33
  SECTION 5.8  Inspection of Property, Books and Records . 33
  SECTION 5.9  Consolidations, Mergers and Sales of Assets 33

ARTICLE 6  DEFAULTS. . . . . . . . . . . . . . . . . . . . . . 34

  SECTION 6.1  Events of Default . . . . . . . . . . . . . 34
            (a)  Nonpayment . . . . . . . . . . . . . . . . . . . 34
            (b)  Failure to Perform . . . . . . . . . . . . . . . 34
            (c)  Breach of Representation . . . . . . . . . . . . 34
            (d)  Defaults on Other Obligations. . . . . . . . . . 34
            (e)  Loss, Destruction or Condemnation of Property. . 34
            (f)  Attachment Proceedings . . . . . . . . . . . . . 35
            (g)  Insolvency . . . . . . . . . . . . . . . . . . . 35
            (h)  Judgments. . . . . . . . . . . . . . . . . . . . 35
            (i)  Government Approvals . . . . . . . . . . . . . . 35
            (j)  Other Governmental Action. . . . . . . . . . . . 35
            (k)  Change of Affairs. . . . . . . . . . . . . . . . 36
            (l)  ERISA Defaults . . . . . . . . . . . . . . . . . 36

  SECTION 6.2  Notice of Default . . . . . . . . . . . . . 36

ARTICLE 7  THE AGENT . . . . . . . . . . . . . . . . . . . . . 37

  SECTION 7.1  Appointment and Authorization . . . . . . . 37
  SECTION 7.2  Agent, and Affiliates . . . . . . . . . . . 37
  SECTION 7.3  Action by Agent . . . . . . . . . . . . . . 37
  SECTION 7.4  Consultation with Experts . . . . . . . . . 37
  SECTION 7.5  Liability of Agent.   . . . . . . . . . . . 37
  SECTION 7.6  Indemnification . . . . . . . . . . . . . . 38
  SECTION 7.7  Credit Decision . . . . . . . . . . . . . . 38
  SECTION 7.8  Successor Agent . . . . . . . . . . . . . . 38

ARTICLE 8  CHANGE IN CIRCUMSTANCES . . . . . . . . . . . . . . 39

  SECTION 8.1  Basis for Determining Interest Rate Inadequate or Unfair 39
  SECTION 8.2  Illegality. . . . . . . . . . . . . . . . . 39
  SECTION 8.3  Increased Cost and Reduced Return . . . . . 40
  SECTION 8.4  Prime Loans Substituted for Affected Euro-Dollar Loans 42

ARTICLE 9  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . 42

  SECTION 9.1  Notices . . . . . . . . . . . . . . . . . . 42
  SECTION 9.2  No Waivers. . . . . . . . . . . . . . . . . 43
  SECTION 9.3  Expenses; Documentary Taxes . . . . . . . . 43
  SECTION 9.4  Indemnifications. . . . . . . . . . . . . . 43
  SECTION 9.5  Sharing of Set-Offs . . . . . . . . . . . . 44
  SECTION 9.6  Amendments and Waivers. . . . . . . . . . . 44
  SECTION 9.7  Successors and Assigns. . . . . . . . . . . 45
  SECTION 9.8  Collateral. . . . . . . . . . . . . . . . . 45
  SECTION 9.9  Governing Law . . . . . . . . . . . . . . . 45
  SECTION 9.10  Counterparts; Effectiveness. . . . . . . . 46
  SECTION 9.11  Concerning Oral Agreements . . . . . . . . 46


                        CREDIT AGREEMENT

         AGREEMENT dated as of February 26, 1993, among Longview Fibre Company, the Banks listed on the signature pages hereof, and Seattle-First National Bank as Agent.

         The parties hereto agree as follows:


                            ARTICLE 1

                           DEFINITIONS

         SECTION 1.1 Definitions. The following terms, as used herein, have the following meanings:

         "Absolute Rate Auction" means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Rates pursuant to Section 2.3.

         "Adjusted Euro-Dollar Rate" has the meaning set forth in Section
2.7(b).

         "Agent" means Seattle-First National Bank in its capacity as agent for the Banks hereunder, and its successors in such capacity.

         "Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of a Prime Loan, such Bank's Euro-Dollar Lending Office in the case of a Euro-Dollar Loan and such Bank's Competitive Bid Lending Office in the case of a Competitive Bid Loan.

         "Bank" means each bank listed on the signature pages hereof as having a Commitment, and its successors and assigns.

         "Borrower" means Longview Fibre Company, a Washington corporation, and its successors.

         "Borrowing" has the meaning set forth in Section 1.3.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

         "Commercial Paper Rating" is the rating given to the Borrower's outstanding commercial paper, without third-party credit enhancement, by Standard and Poor's Corporation and/or Moody's Investor's Service Inc.

         "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof as its Commitment.

          "Competitive Bid Lending Office" means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Competitive Bid Lending Office by notice to the Borrower, and the Agent; provided that any Bank may from time to time by notice to the Borrower, and the Agent designate separate Competitive Bid Lending Offices for its Competitive Bid LIBOR Loans, and/or its Competitive Bid Rate Loans, in which case all references herein to the Competitive Bid Lending Office of such Bank shall be deemed to refer to any one or more of such offices, as the context may require.

         "Competitive Bid LIBOR Loan" means a Loan to be made by a Bank pursuant to a LIBOR Auction (including a Prime Loan made in substitution therefor pursuant to Section 8.1, 8.2 or 8.3).

         "Competitive Bid Loan" means a Competitive Bid LIBOR Loan or a Competitive Bid Rate Loan.

         "Competitive Bid Margin" has the meaning set forth in Section 2.3(d).

         "Competitive Bid Notes" means promissory notes of the Borrower, substantially in the form of Exhibit C hereto, evidencing the obligation of the Borrower to repay the Competitive Bid Loans.

         "Competitive Bid Quote" means an offer by a Bank to make a Competitive Bid Loan in accordance with Section 2.3.

         "Competitive Bid Rate" has the meaning set forth in Section 2.3(d).

         "Competitive Bid Rate Loan" means a Loan to be made by a Bank pursuant to an Absolute Rate Auction.

         "Current Assets" means all assets of Borrower and its Subsidiaries, on a GAAP consolidated basis, which may be properly classified as current assets in accordance with GAAP; provided short-term investments shall be valued at cost or market, whichever is lower.

         "Current Liabilities" means all indebtedness of Borrower and its Subsidiaries, on a GAAP consolidated basis, maturing on demand or within one
(l) year from the date when Borrower's current liabilities are determined and which may be properly classified as current liabilities in accordance with GAAP.

         "Default" means any condition, circumstance, or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would become an Event of Default.

         "Domestic Business Day" means any day except a Saturday, Sunday, or other day on which commercial banks in New York City or Seattle, Washington are authorized by law to close.

         "Domestic Lending Office" means, as to each Bank, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

         "Effective Date" means that day on which the conditions precedent set out in Section 3.1 have been satisfied and the events described in Section 3.2 have occurred.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

         "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

         "Euro-Dollar Loan" means a Loan to be made by a Bank pursuant to
Section 2.1 as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing, and each Replacement Loan made by a Bank pursuant to Section 3.2.

         "Euro-Dollar Margin" has the meaning set forth in Section 2.7(b).

         "Euro-Dollar Notes" means promissory notes of the Borrower, substantially in the form of Exhibit B hereto, evidencing the obligation of the Borrower to repay the Euro-Dollar Loans.

         "Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.7(b).

         "Event of Default" has the meaning set forth in Section 6.1.

         "Existing Loan" shall have the meaning set forth in Section 3.2.

         "Fixed Rate Loans" means Euro-Dollar Loans or Competitive Bid Loans (excluding Prime Loans made in substitution therefor pursuant to Section 8.1, 8.2 or 8.3) or any combination of the foregoing.

         "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States and as consistently applied by the Borrower and its Subsidiaries.

         "Indebtedness" means all obligations of the Borrower and its Subsidiaries on a GAAP consolidated basis, included in the liability section of the balance sheet of the Borrower including, without limitation and without duplication of such amounts, and regardless of whether such items would otherwise not be shown on the liability side of a balance sheet:

                 (a) All obligations guaranteed or assumed by the Borrower or any of its Subsidiaries, directly or indirectly in any manner, or endorsed (other than for collection and deposit in the ordinary course of business) or discounted by the Borrower or any of its Subsidiaries with recourse, including all obligations guaranteed by the Borrower or any of its Subsidiaries through any agreement, contingent or otherwise, or secured by a Lien on any asset of the Borrower or any of its Subsidiaries;

                 (b) The aggregate amount of reserves established on the books of the Borrower with respect to contingent liabilities and other contingencies (except reserves which are properly treated as deductions from assets);

                 (c) All obligations for the payment of money or other property pursuant to leases under which the Borrower is leasing real or personal property. The total minimum lease payments under operating leases shall be calculated at the end of each fiscal year and carried forward to the next fiscal year;

                 (d) All accrued taxes, whether or not such taxes are due and payable; and

                 (e) All obligations of any partnership or joint venture of which the Borrower is a member, but only to the extent the Borrower is legally liable therefor.

         "Interest Period" means:

         (1) Euro-Dollar Borrowing. With respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing and ending one
(1), two (2), three (3) or six (6) months thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that (subject to the proviso set forth below):

                 (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

                 (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month; and

                 (c) the Interest Periods of the Replacement Loans shall be as determined pursuant to Section 3.2.

         (2) Prime Borrowing. With respect to each Prime Borrowing, the period commencing on the date of such Borrowing and ending thirty (30) days thereafter; provided that (subject to the proviso set forth below) any Interest Period (other than an Interest Period determined pursuant to the proviso set forth below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day;

         (3) Competitive Bid LIBOR Borrowing. With respect to each Competitive Bid LIBOR Borrowing, the period commencing on the date of such Borrowing and ending one (l), two (2), three (3) or six (6) months thereafter, as the Borrower may elect in accordance with Section 2.3; provided that (subject to the proviso set forth below):

                 (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day; and

                 (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Dollar Business Day of a calendar month;

         (4) Competitive Bid Rate Borrowing. With respect to each Competitive Bid Rate Borrowing, the period commencing on the date of such Borrowing and ending such number of days thereafter (but in no event earlier than seven (7) days or later than one (1) year thereafter), as the Borrower may elect in accordance with Section 2.3; provided that (subject to the proviso set forth below) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day;

         Provided that with respect to each Borrowing set forth above, if any Interest Period includes a date on which a payment of principal of the Loans is required to be made under Section 2.10 but does not end on such date, then the principal amount (if any) of each such Loan required to be repaid on such date shall have an Interest Period ending on such date.

         "LIBOR Auction" means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on the London Interbank Offered Rate pursuant to Section 2.3.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance with respect to such asset.

         "Loan" means a Prime Loan or a Euro-Dollar Loan or a Competitive Bid Loan and "Loans" means Prime Loans or Euro-Dollar Loans or Competitive Bid Loans or any combination of the foregoing.

         "Loan Documents" shall mean collectively this Agreement, the Notes, and all other documents, instruments and agreements now or hereafter executed in connection with this Agreement.

         "London Interbank Offered Rate" has the meaning set forth in Section 2.7(b).

         "Note" means a Prime Note or a Euro-Dollar Note or a Competitive Bid Note, and "Notes" means the Prime Notes or the Euro-Dollar Notes or the Competitive Bid Notes or any combination of the foregoing.

         "Notice of Borrowing" means a Notice of Pro Rata Borrowing (as defined in Section 2.2) or a Notice of Competitive Bid Borrowing (as defined in Section 2.3(f)).

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by the Borrower or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

         "Prime Loan" means a Loan to be made by a Bank pursuant to Section
2.1 as a Prime Loan in accordance with the applicable Notice of Borrowing or pursuant to Article 8.

         "Prime Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Prime Loans.

         "Prime Rate" means the rate of interest per annum publicly announced from time to time by Seattle-First National Bank at its principal office in Seattle, Washington as its prime rate.

         "Prior Credit Agreement" means that certain Credit Agreement dated as of December 30, 1987, among Borrower, the banks listed therein, Rainier National Bank, as Agent, and Security Pacific National Bank, as Administrative Agent, as such Credit Agreement has been subsequently amended to the date hereof.

         "Pro Rata Loan" means a Prime Loan or a Euro-Dollar Loan.

         "Reference Banks" means the principal New York office of ABN AMRO Bank N.V. and Continental Bank N.A. and the principal San Francisco office of Bank of America National Trust and Savings Association and each such other bank as may be appointed as a replacement pursuant to Section 9.7(c) and "Reference Bank" means any one of such Reference Banks.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

         "Replacement Loan" shall have the meaning set forth in Section 3.2.

         "Reportable Event" means any of the events set forth in Section 4043 of ERISA or the regulations thereunder (or any successor statute or regulations thereunder).

         "Required Banks" means at any time Banks having at least 66-2/3% of the aggregate amount of the Commitments.

         "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

         "Tangible Net Worth" means all assets appearing on the balance sheet of the Borrower and its Subsidiaries, on a GAAP consolidated basis, less, without limitation and without duplication of deductions, the sum of:

                 (a)     Indebtedness;

                 (b) All reserves established by Borrower and its Subsidiaries for anticipated losses and expenses; and

                 (c) Net book value of all assets of Borrower and its Subsidiaries which are treated as intangibles in accordance with GAAP, including, without limitation, all trademarks, trademark rights, trade names, copyrights, patents, patent applications, franchise rights, goodwill, royalties, licenses, permits, claims, causes of action, marketing expenses, and deferred research and development costs.

         "Termination Date" means February 28, 1995 (or February 28 of such subsequent year to which the Termination Date may have been extended in accordance with Section 2.17 hereof) or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

         "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower to the PBGC or the Plan under Title IV of ERISA.

         SECTION 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared on a GAAP basis applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its consolidated Subsidiaries (consolidated on a GAAP basis) delivered to the Banks.

         SECTION 1.3 Types of Borrowings. The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 or Section 3.2 on a single date and for a single Interest Period.

Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article 2 or Section 3.2 under which participation therein is determined (i.e., a "Pro Rata Borrowing" is a Borrowing under Section 2.1 in which all Banks participate in proportion to their Commitments, while a "Competitive Bid Borrowing" is a Borrowing under Section 2.3 in which the Bank participants are determined by the Agent in accordance therewith).


                            ARTICLE 2

                           THE CREDITS

         SECTION 2.1 Pro Rata Commitments to Lend. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to lend to the Borrower pursuant to this Section from time to time amounts in the form of Pro Rata Loans, such amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment; provided, however, that the aggregate amount of the Commitments of the Banks shall be deemed to be used from time to time to the extent of the aggregate amount of the Competitive Bid Loans then outstanding. Such deemed use of the aggregate amount of the Commitments shall be applied to the Banks ratably according to their respective Commitments. Each Borrowing under this Section shall be in an aggregate principal amount of Five Million Dollars ($5,000,000) or any larger multiple of One Million Dollars ($1,000,000) (except that any such Borrowing may be in the aggregate amount of the unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments.

Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.11, prepay Loans and reborrow at any time under this Section.

         SECTION 2.2 Notice of Pro Rata Borrowings. The Borrower shall give the Agent notice (a "Notice of Pro Rata Borrowing") not later than 9:00 a.m. (Seattle time) on (x) the date of each Prime Borrowing and (y) the fourth Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

                 (a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Prime Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

                 (b)     the aggregate amount of such Borrowing, and

                 (c) whether the Loans comprising such Borrowing are to be Prime Loans or Euro-Dollar Loans, and

                 (d) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

         SECTION 2.3  Competitive Bid Borrowings.

                 (a) The Competitive Bid Option. In addition to Pro Rata Borrowings pursuant to Section 2.1, the Borrower may, as set forth in this Section, request the Banks to make offers to make Competitive Bid Loans to the Borrower; provided that following the making of each Competitive Bid Borrowing, the aggregate amount of the Loans then outstanding shall not exceed the aggregate Commitments of the Banks. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

                 (b) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Agent by telex a Competitive Bid Quote Request substantially in the form of Exhibit D hereto so as to be received no later than 9:00 a.m. (Seattle time) on (x) the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction, or
(y) the second Domestic Business Day prior to the date of Borrowing proposed therein, in the case of an Absolute Rate Auction, specifying:

                         (i) the proposed date of Borrowing, which shall be
a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

                         (ii) the aggregate amount of such Borrowing, which
shall be Five Million Dollars ($5,000,000) or a larger multiple of One Million Dollars ($1,000,000) (subject to the limitation specified in the proviso of the first sentence of Section 2.3(a)),

                         (iii) the duration of the Interest Period applicable
thereto, subject to the provisions of the definition of Interest Period, and

                         (iv) whether the Competitive Bid Quotes requested are
to set forth a Competitive Bid Margin or a Competitive Bid Rate.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request.

                 (c) Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request, the Agent shall send to the Banks by telex or telefax, at the specific request of each Bank, an Invitation for Competitive Bid Quotes substantially in the form of Exhibit E hereto, which shall constitute an invitation by the Borrower to each Bank to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.

                 (d)     Submission and Contents of Competitive Bid Quotes.

                         (i) Each Bank may submit (or cause to be submitted
on its behalf) a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this subsection (d) and must be submitted to the Agent by telex or facsimile at its offices specified in or pursuant to Section 9.1 not later than (x) 10:00 a.m. (Seattle time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction, (y) 8:30 a.m. (Seattle time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in any such case, such other time and date as the Borrower and the Agent may agree). Subject to Articles 3 and 6, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

                         (ii)     Each Competitive Bid Quote shall be in
substantially the form of Exhibit F hereto and shall in any case specify:

                                          (A) the proposed date of Borrowing,

                                          (B) the principal amount of the
Competitive Bid Loan for which each such offer is being made, which principal amount (x) may be greater than or less than the Commitment of the quoting Bank, (y) must be One Million Dollars ($1,000,000) or a larger multiple of Five Hundred Thousand Dollars ($500,000), and (z) may not exceed the principal amount of Competitive Bid Loans for which offers were requested,
                                          (C) in the case of a LIBOR Auction,
the margin above or below the applicable London Interbank Offered Rate (the "Competitive Bid Margin") offered for each such Competitive Bid Loan, expressed as a percentage (rounded to the nearest 1/10,000th of 1%) to be added to or subtracted from such applicable base rate,
                                          (D) in the case of an Absolute Rate
Auction, the fixed rate of interest per annum (rounded to the nearest 1/100th of 1%) (the "Competitive Bid Rate") offered for each such Competitive Bid Loan,
                                          (E) the identity of the quoting
Bank, and
                                          (F) the minimum amount of principal
(if any) which must be allocated to the quoting Bank in accordance with
Section 2.3(g) in order for the Borrower to accept the quoting Bank's offer (no minimum amount to be assumed or required unless such amount is expressly stated in the Competitive Bid Quote).

                         (iii)  Any Competitive Bid Quote shall be disregarded
that:

                                          (A) is not substantially in the form
of Exhibit F hereto or does not specify all of the information required by subsection (d)(ii);

                                          (B)     contains qualifying,
conditional or similar language;

                                          (C) proposes terms other than or in
addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

                                          (D)     arrives after the time set
forth in subsection (d)(i).

                 (e) Notice to Borrower. The Agent shall promptly notify the Borrower of the terms (x) of any Competitive Bid Quote submitted by a Bank and (y) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Bank with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Agent unless (i) the Agent is otherwise instructed by the Borrower or (ii) such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Rates, as the case may be, so offered.

                 (f) Acceptance and Notice by Borrower. Not later than 10:00 a.m. (Seattle time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction, (y) the proposed date of Borrowing in the case of an Absolute Rate Auction, the Borrower shall notify the Agent of its acceptance or nonacceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a "Notice of Competitive Bid Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. Subject to minimum amounts specified pursuant to Section 2.3(d)(ii)(F), the Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

                      (i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

                     (ii) the principal amount of each Competitive Bid Borrowing must be Five Million Dollars ($5,000,000) or a larger multiple of One Million Dollars ($1,000,000),

                    (iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Rates from lowest to highest, as the case may be (provided that the Borrower may reject any offer that is subject to a minimum amount pursuant to Section 2.3(d)(ii)(F) and such rejection shall not affect Borrower's rights to accept any other offers pursuant to the terms hereof), and

                     (iv) the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

                 (g) Allocation by Agent. If offers are made by two or more Banks with the same Competitive Bid Margins or Competitive Bid Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are accepted for the related Interest Period, the Borrower (subject to minimum amounts specified pursuant to Section 2.3(d)(ii)(F)) may specify in its Notice of Competitive Bid Borrowing the allocation among such Banks of the principal amount of Competitive Bid Loans in respect of which such offers are accepted. If such allocation is not specified by the Borrower, the principal amount of Competitive Bid
Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in such multiples, not greater than One Hundred Thousand Dollars ($100,000), as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers. In the event that such proportion to be allocated to any offer shall be less than the minimum amount specified for such offer pursuant to Section 2.3(d)(ii)(F), then such offer shall be rejected and allocations shall be made among the remaining Banks with the same Competitive Bid Margins or Competitive Bid Rates, as the case may be. Determinations by the Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

         SECTION 2.4  Notice to Banks; Funding of Loans.

                 (a) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify, each Bank of the contents thereof and, in the case of Competitive Bid Borrowings, shall also notify each Bank which has made a Competitive Bid Quote in connection with such Borrowing of such Bank's ratable share of such Borrowing, and such Notice of Borrowing shall not hereafter be revocable by the Borrower.

                 (b) Not later than 12:00 noon (Seattle time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its ratable share of such Borrowing, in Federal or other funds immediately available in Seattle, to the Agent at its address specified in or pursuant to Section 9.1. Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address.

                 (c) If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (b), or remitted by the Borrower to the Agent as provided in Section 2.12 as the case may be.

         SECTION 2.5  Notes.

                 (a) The Prime Loans of each Bank shall be evidenced by a single Prime Note payable to the order of such Bank for the account of its Domestic Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Prime Loans.

                 (b) The Euro-Dollar Loans of each Bank shall be evidenced by a single Euro-Dollar Note payable to the order of such Bank for the account of its Euro-Dollar Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Euro-Dollar Loans.

                 (c) The Competitive Bid Loans of each Bank shall be evidenced by a single Competitive Bid Note payable to the order of such Bank for the account of its Competitive Bid Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Competitive Bid Loans.

                 (d) Each Bank may, by notice to the Borrower, and the Agent (to be given not later than two (2) Domestic Business Days prior to the first Borrowing) request that its Prime Loans be evidenced by separate Prime Notes and/or that its Competitive Bid LIBOR Loans and Competitive Bid Rate Loans be evidenced by separate Competitive Bid Notes, in each case in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A or C hereto, as the case may be, with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Notes," "Prime Note," "Euro-Dollar Note,"or "Competitive Bid Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

                 (e) Upon receipt of each Bank's Notes pursuant to Section 3.2(a), the Agent shall mail such Notes to such Bank or shall otherwise deliver such Notes as such Bank shall direct. Each Bank shall record or cause to be recorded, and prior to any transfer of its Notes shall endorse on the schedules forming a part thereof appropriate notations to evidence, the date, amount and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Notes and to attach to and make a part of any Note a continuation of any such schedule as and when required.

         SECTION 2.6 Maturity of Loans. Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

         SECTION 2.7  Interest Rates.

                 (a) Each Prime Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the greater of (i) the Prime Rate for such day, or (ii) the sum of the Adjusted Euro-Dollar Rate and the Euro-Dollar Margin. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Prime Loan shall bear interest, payable on demand, for each day until paid, at a rate per annum equal to the sum of one percent (1%) plus the greater of (i) the Prime Rate for such day, or (ii) the sum of the Adjusted Euro-Dollar Rate and the Euro-Dollar Margin.

                 (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin plus the applicable Adjusted Euro-Dollar Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three (3) months, at intervals of three (3) months after the first day thereof.

                 "Euro-Dollar Margin," during fiscal quarter of Borrower, means: (a) .625%, if the ratio of Indebtedness to Tangible Net Worth (as determined pursuant to Section 5.5 hereof) as of the end of the preceding fiscal quarter was equal to or less than 1.25 to 1.0, and (b) if such ratio was then greater than 1.25 to 1.0, shall mean .75%.

                 The "Adjusted Euro-Dollar Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

                 The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Reference Banks in the London inter-bank market at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

                 "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement including, without limitation, basic, supplemental, marginal and emergency reserves) for a member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which tile interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted Euro-Dollar Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

                 (c) Any overdue principal of and, to the extent permitted by law, overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of l% plus the Euro-Dollar Margin plus the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (i) the rate per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Agent may elect) deposits n dollars in an amount approximately equal to such overdue payment due to each of the Reference Banks are offered to such Reference Bank in the London interbank market for the applicable period determined as provided above by (ii) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause
(a) or (b) of Section 8.1 shall exist, at a rate per annum equal to the sum of 1% plus the rate applicable to Prime Loans for such day).

                 (d) Subject to Section 8.1(a), each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.7(b) as if each Euro-Dollar Reference Bank were to participate in the related Competitive Bid Borrowing ratably in proportion to its Commitment) plus (or minus) the Competitive Bid Margin quoted by the Bank making such Loan in accordance with Section 2.3. Each Competitive Bid Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Rate quoted by the Bank making such Loan in accordance with
Section 2.3. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and, to the extent permitted by law, overdue interest on any Competitive Bid Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of l% plus the Prime Rate for such day.

                 (e) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the participating Banks by telex or cable of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

                 (f) Each Reference Bank agrees to use its best efforts to furnish quotations to the Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.1 shall apply.

         SECTION 2.8  Fees.

                 (a) Facility Fee. Borrower shall pay to the Agent quarterly in arrears, for the account of the Banks ratably in proportion to their Commitments, a facility fee equal to 1/4 of 1% per annum of the aggregate Commitments.

                 (b) Commitment Fee. Borrower shall pay to the Agent quarterly in arrears, for the account of the Banks ratably in proportion to their Commitments, a commitment fee equal to 1/8 of 1% per annum on the daily difference between (i) the aggregate of all Commitments, and (ii) the aggregate daily outstanding principal balance of all Notes.

                 (c) Agency Fee. Borrower shall pay to the Agent, for its own account, an agency fee as may be negotiated from time to time between Borrower and Agent.

                 (d) Payments. Accrued commitment fees and facility fees under this Section shall be payable at the end of every calendar quarter after the date hereof and upon the Termination Date or, if earlier, the date of termination of the Commitments in their entirety. The Agency fee under this Section shall be payable as of the effective date of this Agreement.

         SECTION 2.9 Optional Termination or Reduction of Commitments. On any Domestic Business Day the Borrower may, upon at least five (5) Domestic Business Days' notice to the Agent terminate at any time, or reduce from time to time by an aggregate amount of Five Million Dollars ($5,000,000) or any larger multiple thereof, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the loans. Any terminations shall reduce ratably the respective Commitments of the Banks.

         SECTION 2.10 Mandatory Termination. The Commitments shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

         SECTION 2.11 Optional Prepayments. (a) The Borrower may, upon at least two Domestic Business Days' notice to the Agent prepay any Prime Borrowing in whole at any time, or from time to time in part in amounts aggregating Five Million Dollars ($5,000,000) or a larger multiple of One Million Dollars ($1,000,000), by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Prime Loans of the everal Banks included in such Borrowing.

                 (b) Except as provided in Sections 8.2 and 8.3, the Borrower may not prepay all or any portion of the principal amount of any Fixed Rate Loan prior to the maturity thereof.

                 (c) Upon receipt of a notice of prepayment pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

         SECTION 2.12 General Provisions as to Payments. The Borrower shall make each payment of principal of, and interest on, the Loans and of additional compensation hereunder, not later than 12:00 Noon (Seattle time) on the date when due, in Federal or other funds immediately available in Seattle, to the Agent at its address referred to in Section 9.1. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Prime Loans or of additional compensation shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Competitive Bid Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. The Borrower's obligations for payment hereunder and under the Notes and the other
Loan Documents shall be absolute and unconditional under any and all circumstances, whether now foreseen or unforeseen, and shall not be affected by any setoff, counterclaim, recoupment, defense or other right which the Borrower may have against the Agent, any Bank or any other Person for any reason whatsoever.

         SECTION 2.13 Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan (pursuant to this Article 2, Article 6, Article 8 or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.7(c), or if the Borrower fails to borrow any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.4, the Borrower shall reimburse each Bank on demand for any resulting loss (including loss of anticipated profits, provided that in the case of substitution of a Prime Loan pursuant to Section 8.2 or 8.3(d) hereof, such lost profits shall be included only to the extent such loss is not mitigated by profit the affected Bank reasonably expects to enjoy under such Prime Loan, loss of anticipated profits, or expense incurred by it (or by an existing or prospective participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

         SECTION 2.14 Computation of Interest and Fees. Interest rates, commitment fees, facility fees, and all other fees shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed (including the first day but excluding the last day).

         SECTION 2.15  Maximum Interest Rate.

                 (a) Nothing contained in this Agreement or the Notes shall require the Borrower to pay interest at a rate exceeding the maximum rate permitted by applicable law.
                 (b) If the amount of interest payable for the account of any Bank on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to Section 2.7, would exceed the maximum amount permitted by applicable law to be charged by such Bank, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount.

                 (c) If the amount of interest payable for the account of any Bank in respect of any interest computation period is reduced pursuant to clause (b) of this Section and the amount of interest payable for its account in respect of any subsequent interest computation period, computed pursuant to Section 2.7, would be less than the maximum amount permitted by applicable law to be charged to such Bank, then the amount of interest payable for its account in respect of such subsequent interest computation period shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Bank has been increased pursuant to this clause (c) exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to clause (b) of this Section.

         SECTION 2.16 Taxes. (a) Any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future income, stamp and other taxes, levies, imposts, duties, deductions, charges, fees, or withholdings, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by the United States (or by any political subdivision or taxing authority thereof or therein) excluding, in the case of each Bank and the Agent, net income and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, net income and franchise taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. The Borrower will indemnify each Bank and the Agent for the full amount of any Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days from the date such Bank or the Agent (as the case may be)) makes written demand therefore. Within thirty (30) days after the date of any payment of Taxes, the Borrower will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.16 shall survive the payment in full of principal and interest hereunder and under the Notes.

                 (b) Any Bank changing the jurisdiction of its Applicable Lending Office or claiming any additional amounts payable pursuant to this
Section 2.16 shall use its best efforts (consistent with its internal policies and legal regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any Taxes or to eliminate the amount of any such additional amounts which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Bank, such selection or change would be disadvantageous to such Bank. Any Bank changing the jurisdiction of its Applicable Lending Office agrees to use its best efforts to give the Borrower and the Agent thirty (30) days' prior notice thereof (or such lesser period as such Bank can reasonably provide); provided that the failure to give such notice shall not affect the rights of the Bank under this Section.

                 (c) Prior to the date of the initial Borrowing hereunder, and from time to time thereafter if requested by the Borrower or the Agent, each Bank organized under the laws of a jurisdiction outside the United States shall provide the Agent and the Borrower with the forms prescribed by the Internal Revenue Service of the United States certifying such Bank's exemption from United States withholding taxes with respect to all payments to be made to such Bank hereunder and under the Notes. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments hereunder orunder any Note are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Bank organized under the laws of a jurisdiction outside the United States.

         SECTION 2.17 Termination Date Extension. If the Borrower shall give to the Agent written notice during December, 1993, of Borrower's desire to extend the Termination Date for one additional year, then such Termination Date shall be so extended if each Bank by February 28, 1994, shall have provided its written consent to such extension and Borrower shall have paid such appropriate fees and expenses as may be required by the Banks. In the event that any Bank shall decline such consent or Borrower desires to substitute any bank for another Bank at this time, Borrower shall have the right to replace such Bank or Banks with such successor bank or banks as shall be satisfactory to the Agent; provided, that any such bank shall, pursuant to a written instrument in form and substance satisfactory to the Agent effectively agree to become a party hereto and a "Bank" hereunder and be bound by the terms hereof. Any such replacement or substitution of Banks shall be effective as of the close of business on the then-current Termination Date.

                            ARTICLE 3

          THE EFFECTIVE DATE; CONDITIONS TO BORROWINGS

         SECTION 3.1 Conditions Precedent to Effective Date. On the Effective Date, the Agent shall have received the following in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Bank:

                 (a) for the account of each Bank a duly executed Prime Note, Euro-Dollar Note and Competitive Bid Note, each dated the Effective Date, complying with the provisions of Section 2.5;

                 (b) an opinion of Bogle & Gates, legal counsel to the Borrower, substantially in the form of Exhibit G hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;


                 (c) an opinion of Davis Wright Tremaine, special counsel for the Banks and the Agent, substantially in the form of Exhibit H hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

                 (d) a certificate signed by the Senior Vice President of the Borrower, to the effect set forth in clause (f) of this Section 3.1 and clauses (c) and (d) of Section 3.4;

                 (e) all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent, and including, without limitation, a certified copy of the resolutions of Borrower's Board of Directors authorizing generally the transactions contemplated herein and the execution, delivery and performance of this Agreement and all Loan Documents in substantially the same form as Exhibit I attached hereto and a certificate of incumbency as to the corporate titles and signatures of those people executing the Loan Documents on behalf of the Borrower; and

                 (f) confirmation of Borrower's current Commercial Paper Rating. The documents and opinions referred to in this Section shall be delivered to the Agent no later than the Effective Date. The certificate and opinions referred to in clauses (b), (c) and (d) above shall be dated the Effective Date.

         SECTION 3.2 Effective Date Events. On the Effective Date, the following events will occur:

                 (a) The outstanding principal balance of each loan then outstanding under Prior Credit Agreement (an "Existing Loan") made by a Bank shall be renewed and replaced by a Loan hereunder (a "Replacement Loan") in the same amount. Each Replacement Loan shall bear interest at the same rate as did the replaced Existing Loan and have an Interest Period ending on the last day of the Interest Period (as defined in the Prior Credit Agreement) of the replaced Existing Loan.

                 (b) Borrower shall pay to Agent for distribution to Royal Bank of Canada ("Royal Bank") the outstanding principal balance of all Existing Loans made by it, plus all accrued and unpaid interest thereon and all fees and other amounts accrued for the account of Royal Bank through the Effective Date under the Prior Credit Agreement. The Bank of Nova Scotia ("Nova Scotia") shall make Loans to Borrower in the principal balance of such repaid Existing Loans of Royal Bank. Such initial Loans made by Nova Scotia shall be deemed Replacement Loans for the repaid Existing Loans of Royal Bank and shall have interest rates and Interest Periods determined pursuant to
Section 3.2(b) above.

                 (c) Each Bank (other than Nova Scotia) shall mark the promissory notes executed and delivered to it by Borrower pursuant to the Prior Credit Agreement "Renewed" and shall return same to Agent for delivery to the Borrower.

                 (d) The Prior Credit Agreement shall be deemed replaced and superseded by this Agreement.

         SECTION 3.3 Carryover Interest and Fees. Interest on each Existing Loan made by a Bank that is accrued but unpaid as of the Effective Date ("Carryover Interest") will be paid by Borrower concurrently with its payment of interest on the Replacement Loan made to replace such Existing Loan. Facility fees and commitment fees accrued under the Prior Credit Agreement in respect of the Commitments (as defined therein) of the Banks that are unpaid as of the Effective Date ("Carryover Fees") shall be paid by Borrower on March 31, 1993, concurrently with the first payment pursuant to Section 2.8 of facility fees and commitments fees accrued hereunder. Borrower shall be obligated under this Credit Agreement to make such payments of Carryover Interest and Carryover Fees to the same extent and with the same effect as Borrower is obligated hereunder to pay interest and fees accruing hereunder. On receipt of payments of Carryover Interest and Carryover Fees, Agent shall distribute same to the Banks (other than Nova Scotia) ratably in proportion to their Commitments.

         SECTION 3.4 Conditions to All Borrowings. In the case of each Borrowing (including the Borrowings comprised of Replacement Loans made pursuant to Section 3.2 hereof), the obligation of any Bank to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

                 (a) receipt by the Agent of a Notice of Borrowing as required by Section 2.2 or 2.3, as the case may be;

                 (b) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

                 (c) the fact that, immediately after such Borrowing, no Default shall have occurred and be continuing; and

                 (d) the fact that the representations and warranties of the Borrower contained in this Agreement, any of the Loan Documents, or any certificate, document, or financial statement furnished at any time in connection herewith shall be true and correct on and as of the date of such Borrowing with the same effect as though such representations and warranties are made on or as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

         Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c) and (d) of this Section.


                            ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants that:

         SECTION 4.1 Corporate Existence. The Borrower is duly organized, validly existing and in good standing as a corporation under the laws of the State of Washington and has the corporate power, authority and legal right, including, without limitation, adequate franchises, permits, licenses and rights, to own or operate its property or lease the property it operates and to conduct the business in which it is currently engaged.

         SECTION 4.2 Corporate Qualifications. The Borrower is duly qualified as a corporation in good standing under the laws of the State of Washington and each other jurisdiction where its ownership, lease or operation of its property or the conduct of its business requires such qualification; except in those jurisdictions where the failure to so qualify would not have a materially adverse effect upon its financial condition.

         SECTION 4.3 Authorization to Borrow. The Borrower possesses all requisite corporate power, authority and legal right to execute, deliver and perform all of its obligations under this Agreement and all other Loan Documents evidencing or otherwise relating to the obligations herein or therein, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement, the Notes and all other Loan Documents, and the execution, delivery and performance of this Agreement, the Notes and all other Loan Documents do not require any action by or in respect of, or filing with, any governmental body, agency or official.

         SECTION 4.4 Enforceability. This Agreement constitutes and the Notes, when executed and delivered by Borrower pursuant to the terms of this Agreement or otherwise, shall constitute legal, valid and binding obligations of the Borrower which are enforceable against the Borrower in accordance with their respective terms.

         SECTION 4.5 No Legal Bar. The execution, delivery and performance of this Agreement, the Notes or any other Loan Document by Borrower, and the use of the proceeds thereof shall not violate any provision of any existing law or regulation applicable to Borrower; any decree, judgment, order, injunction, finding or determination applicable to Borrower of any court, arbitrator or governmental agency or body of any kind; Borrower's articles of incorporation or bylaws; any security issued by Borrower, or any material mortgage, indenture, lease, contract, undertaking or other agreement or instrument to which Borrower is a party or by which Borrower or any of its property may be bound; and shall not result in the creation or imposition of any Lien on any material asset of Borrower or any of its Subsidiaries.

         SECTION 4.6 Financial Information. All financial statements, annual reports, filings with the Securities and Exchange Commission and related schedules furnished by Borrower to the Agent or the Banks in connection with Borrower's application for credit hereunder or any Borrowing (including, without limitation, the balance sheet dated as of October 31, 1992, and the related consolidated statements of income, shareholders' equity and changes in financial position for the fiscal year then ended as set forth in the Borrower's annual report on Form 10-K for 1992, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of
1934) have been prepared on a GAAP consolidated basis, and fully and accurately represent the financial condition of Borrower and its Subsidiaries and the results of their operation as of the dates and for the periods indicated. Since October 31, 1992, there has not been any materially adverse change in Borrower's business, property, operations or condition (financial or otherwise) sufficient to impair Borrower's ability to repay the Loans.

         SECTION 4.7 Litigation. Except as disclosed in writing to the Banks, there is no threatened (to Borrower's knowledge), or pending action, proceeding, investigation or claim against or affecting the Borrower before any court, arbitrator or governmental agency or body which, if adversely determined to Borrower, would have a materially adverse effect on its business, property, operations or condition (financial or otherwise), or would question the enforceability or validity of this Agreement or the Notes or seeks to enjoin the consummation of any of the transactions contemplated herein.

         SECTION 4.8 Payment of Taxes. Borrower has filed or caused to be filed (i) all United States Federal income tax returns when required to be filed and (ii) all other tax returns when required to be filed other than such returns for which the filing requirement is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on Borrower's books or for which the failure to file could not have a material adverse effect on the Borrower's financial condition, property or ability to conduct its business or perform its obligations. Borrower has promptly paid all United States Federal income taxes and all other taxes, assessments, fees, licenses, excise taxes, franchise taxes, governmental liens, penalties and other charges levied or assessed against Borrower or any of its property imposed on it by any governmental authority, agency or instrumentality which are due and payable, other than those payments for which (i) the amount, enforceability or validity thereof are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP are provided on Borrower's books or (ii) the failure to pay could not have a material adverse effect on the Borrower's financial condition, property or ability to conduct its business or perform its obligations.

         SECTION 4.9 Employee Benefit Plan. Borrower is in compliance in all material respects with the applicable provisions of ERISA, and the regulations and interpretations published thereunder. No Reportable Event exists with respect to any Plan administered by Borrower or any administrator designated by Borrower. Borrower has not, with respect to any of its Plans, engaged in any prohibited transaction set forth in section 406 of ERISA or Section 4975(c) of the Code that would permit the institutIon of proceedings to terminate any Plan under section 4042 of ERISA. The estimated current value of the benefits vested under each Plan does not and, upon termination of any Plan, shall not exceed the estimated current value of any of such Plan's assets. Borrower is in compliance with all of the funding standards applicable to each Plan, and there is no material "accumulated funding deficiency" as defined by section 302 of ERISA under any Plan administered by Borrower or any administrator designated by Borrower. The Borrower has not incurred any withdrawal liability with respect to any Plan.

         SECTION 4.10 Misrepresentations. No information, exhibits, data or reports furnished by Borrower or delivered to the Agent, or any of the Banks in connection with Borrower's application for credit hereunder contain any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

         SECTION 4.11 No Default. Borrower is not in default under or with respect to any contract, agreement or instrument to which it is a party or by which it or its assets may be bound; and is not in default under any order, award or decree of any court, arbitrator or other governmental authority binding upon or affecting it or by which any of its assets may be bound or affected, which default in either case could have a materially adverse effect on Borrower's financial condition, property, or ability to conduct its business or perform its obligations. Borrower is not subject to any order, award or decree which materially and adversely affects its financial condition, property, or ability to conduct its business or perform its obligations.

         SECTION 4.12 No Burdensome Restrictions. No contract or other instrument to which Borrower may be bound and no legislative, charter or other corporate restriction to which Borrower may be subject materially and adversely affects or, insofar as Borrower may reasonably foresee based upon its present knowledge, may so affect its business, property, operations or condition (financial or otherwise).

         SECTION 4.13 Regulations. Borrower is not engaged, nor shall it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" margin stock under Regulation U of the Board of Governors of the Federal Reserve System. Borrower shall not use, directly or indirectly, any part of the proceeds of any Loan for any purpose which violates or is inconsistent with the provisions of Regulation G, T, U or X of such Board of Governors, as the same may be amended, supplemented or modified from time to time. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Act of 1940, as amended.

         SECTION 4.14 Environmental Regulations. Borrower is in compliance in all material respects with all applicable federal and state environmental statutes, and the regulations and interpretations published thereunder.

         SECTION 4.15 Title to Properties and Assets. The Borrower has marketable title to its material properties and assets reflected in the balance sheet as of October 31, 1992, referred to in Section 4.6, except as disposed of since that date in the ordinary course of business; and to all of its material properties and assets now owned.

         SECTION 4.16 Subsidiaries. Each of the Borrower's corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Borrower owns, directly or indirectly through one or more Subsidiaries, all the shares of all Subsidiaries (other than directors' qualifying shares, if any); and all such shares owned by the Borrower are validly issued, fully paid, non-assessable (except for statutory rights of assessment for wages owed) and free and clear of all Liens.


                            ARTICLE 5

                            COVENANTS

         The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable hereunder or under any Note remains unpaid:

         SECTION 5.1 Financial Information. The Borrower shall maintain a standard system of accounting in accordance with GAAP and deliver to each of the Banks the following;

                 (a) Quarterly Financial Statements. As soon as available and, in any event within sixty (60) days after the end of each of the first three (3) calendar quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of each such quarter, together with the related unaudited statement of consolidated earnings, retained earnings and consolidated changes in financial position for each such quarter, all in reasonable detail and satisfactory in scope to the Banks, and certified by the chief financial officer of Borrower as to fairness of presentation, generally accepted accounting principles and consistency, which certification shall be in such form and substance as is satisfactory to the Banks;

                 (b) Annual Financial Statements. As soon as available and, in any event within ninety (90) days after the end of each fiscal year, a copy of its annual report to shareholders which includes the consolidated balance sheet of Borrower and its Subsidiaries as at the end of each such year, together with the related statement of consolidated earnings, retained earnings and consolidated changes in financial position for each such year, all in reasonable detail and satisfactory in scope to the Banks and certified by independent certified public accountants of recognized standing selected by Borrower and satisfactory to the Banks, which certification shall be an unqualified opinion;

                 (c) Other Borrower Certificates. Together with the delivery of the financial statements required by clauses (a) and (b) above, a compliance certificate of the chief financial officer of Borrower which sets forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.3, 5.4 and 5.5, inclusive, on the date of such financial statements and which certifies that:

                         (i)  The financial statements, while not examined by
an independent public accountant, reflect fully and accurately represent the financial condition of Borrower and its Subsidiaries and the results of their operations as of the end of each fiscal quarter;

                         (ii)  Borrower is in compliance with all conditions
precedent set forth herein;

                         (iii)  All warranties and representations herein are
true and correct as of the date thereof;

                         (iv)  There exists no known condition, event or act
which constitutes a Default, or if any Default shall exist, the certificate shall specify the details thereof, the period of existence thereof and what action Borrower has taken or proposes to take with respect thereto;

                         (v)  There is no judicial proceeding or regulatory
action instituted by or against Borrower or its Subsidiaries, or any proceeding or action threatened in writing which (so far as the Borrower can now foresee in the exercise of its reasonable best knowledge) would have a materially adverse effect upon the business, property, operation or condition (financial or otherwise) of Borrower; and

                         (vi)  There is no condition, event or action of any
nature which, based upon the Borrower's present knowledge of such condition, event or action, can reasonably be expected (so far as the Borrower can now foresee in the exercise of its reasonable best knowledge) to result in or have a materially adverse effect upon the business, property, operation, or condition (financial or otherwise) of Borrower, or Borrower's ability to perform or observe in the ordinary course its obligations under this Agreement or any other Loan Document;

                 (d) Notice of Default. Forthwith upon the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof, the period of existence thereof, and what action the Borrower has taken or proposes to take with respect thereto;

                 (e) Shareholder Materials. Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all reports, proxy statements and other materials so mailed;

                 (f) SEC Reports. Promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and, unless the securities covered thereby are held or distributed by the Borrower, any registration statement on Form S-3 to the extent that they relate to secondary offerings or Form S-8 or their equivalents) and annual, quarterly or current reports which the Borrower shall have filed with the Securities and Exchange Commission;

                 (g) ERISA Information. If and when the Borrower (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; and

                 (h) Additional Information. From time to time, as soon asavailable to the Borrower (the Borrower in any event to take all steps necessary to ensure prompt and expeditious availability within ten (10) days if possible), such additional data, information or documentation regarding the financial position or business of the Borrower as the Agent, at the request of any Bank, may reasonably request.

         SECTION 5.2 Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for working capital and to provide interim funds for capital expansion or other general corporate purposes. No portion of the loan proceeds shall be used, directly or indirectly, in connection with the acquisition of five percent (5%) or more of the voting interest of any corporation or other entity if such acquisition is opposed by the board of directors or management of such corporation or entity. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" within the meaning of Regulation U.

         SECTION 5.3 Current Ratio. The Borrower shall at all times maintain a ratio of Current Assets to Current Liabilities of not less than 1.25 to 1.0 as determined as at the end of each of Borrower's fiscal quarters.

         SECTION 5.4 Tangible Net Worth. The Borrower shall at all times maintain a minimum Tangible Net Worth of not less than Two Hundred and Seventy-Five Million Dollars ($275,000,000) as determined as at the end of each of Borrower's fiscal quarters.

         SECTION 5.5 Ratio of Indebtedness to Tangible Net Worth. The Borrower shall at all times maintain a ratio of Indebtedness to Tangible Net Worth of not more than 1.5 to 1.0 as determined as at the end of each Borrower's fiscal quarters. For purposes of this Section only, "Indebtedness" shall not include guaranties entered into by Borrower with regard to "Safe Harbor Leases" to Heinz Company, Baugh Construction and others, as described in the letter of Price Waterhouse to Borrower dated December 17, 1991.

         SECTION 5.6 Debt Service Coverage Ratio. The Borrower shall maintain the following totals in a minimum ratio of 1.25 to 1, measured annually, beginning as of fiscal year end October 31, 1992:

         (a) net income plus depreciation plus depletion plus amortization plus-or-minus changes in deferred taxes minus dividends minus stock repurchases minus non-financed capital expenditures and timberland purchases; to
         (b)     total current principal payments due on all long-term
Indebtedness.

"Non-financed capital expenditures and timberland purchases" shall be calculated by subtracting from "additions to plant and equipment and timberland" on Borrower's annual audited statement "additions to long term debt" (but excluding the Notes and any facilities of a term of two years or less extended by Agent) on Borrower's annual audited statement.

         SECTION 5.7 Maintenance of Property; Insurance. The Borrower shall maintain all property materially useful and necessary in its business in good working order and condition and shall maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

         SECTION 5.8 Inspection of Property, Books and Records. The Borrower will permit representatives of any Bank at such Bank's expense to visit and inspect any of its properties, to examine and make abstracts and copies from any of its books and records, and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

         SECTION 5.9 Consolidations, Mergers and Sales of Assets. The Borrower will not (i) sell, lease or otherwise transfer or dispose of all or any substantial part of its assets to any other Person, (ii) consolidate or merge with or into any Person or permit any Person to merge with or into the Borrower, (iii) make any substantial transfer or contribution to, or material investment in stock, shares or licenses of any Person, (iv) effect any change in Borrower's capital structure, except for the issuance of additional shares of stock and the retirement or redemption of its stock, (v) adopt any agreement or resolution for dissolving, terminating or substantially altering Borrower's present business activities, or (vi) engage or enter into any materially new or different activity which is unusual to Borrower's existing business and which would have a materially adverse impact upon the financial condition of Borrower; provided that the Borrower may consolidate with or merge into another corporation, or permit one or more corporations to consolidate with or merge into it, or sell, lease or transfer all or substantially all of its assets to another corporation (and thereafter dissolve or not dissolve as Borrower may elect) if: (a) the corporation surviving such merger or resulting from such consolidation, or the corporation to which all or substantially all of Borrower's assets are sold, leased or transferred, as the case may be (1) expressly assumes in writing all of Borrower's obligations under this Agreement, the Notes, and the other Loan Documents, (2) qualifies to do business within the State of Washington, (3) has a Tangible Net Worth equal to or greater than Borrower's Tangible Net Worth immediately prior to such consolidation, merger, sale, lease or transfer, and (4) immediately after consummation of such transaction, no condition or event shall exist which constitutes a Default; and, (b) if Borrower will not be the surviving corporation after any such merger or consolidation or continue as "Borrower" after any such asset disposition, each Bank shall have consented to such consolidation, merger or asset disposition (with such consent not to be unreasonably withheld).

                            ARTICLE 6

                            DEFAULTS

     SECTION 6.1 Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

                 (a) Nonpayment. Any payment of principal or interest on or in connection with any Loan (including any mandatory prepayment) or any fees or other amount payable hereunder is not made when due;

                 (b) Failure to Perform. The Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) above), the Notes, or any other Loan Document for thirty (30) days after written notice thereof has been given to the Borrower by the Agent at the request of any Bank;

                 (c) Breach of Representation. Any representation, warranty, certification or statement made by the Borrower in this Agreement, the Notes, any other Loan Document, or in any certificate, financial statement or other document delivered pursuant to this Agreement is determined by the Required Banks to have been incorrect, false or misleading in any respect when made (or deemed made);

                 (d) Defaults on Other Obligations. There shall exist a material default in the performance of any other material agreement or obligation for the payment of borrowed money, for the deferred purchase price of property or services, or for the payment of rent under any lease, and such default shall have continued for thirty (30) days after Borrower has become aware of such default;

                 (e) Loss, Destruction or Condemnation of Property. A material portion of Borrower's property, in the sole opinion of the Required Banks, is affected by any significant uninsured loss, damage, destruction, theft, or is condemned, seized or appropriated and, in the sole opinion of the Required Banks, such loss, damage, destruction, theft, condemnation, seizure or appropriateness has a material adverse effect on the condition (financial or otherwise) of Borrower or its ability to conduct its business or perform its obligations;

                 (f) Attachment Proceedings. Borrower or any of Borrower's material property is materially adversely affected by any:

                 (i)     Judgment, lien, execution, attachment or garnishment;

                (ii)     General assignment for the benefit of creditors; or
               (iii)     Sequestration or forfeiture;

                 (g) Insolvency. Borrower or any of Borrower's material property is affected by any proceeding under the laws of any jurisdiction relating to receivership, liquidation, reorganization, insolvency or bankruptcy, whether voluntarily or involuntarily instituted or brought by or against Borrower, including, without limitation, any reorganization of assets, deferment or arrangement of debts or any similar proceeding, unless, in the case of any proceeding involuntarily brought against Borrower, Borrower is diligently and in good faith contesting such proceeding and such proceeding is dismissed within sixty (60) days after commencement thereof;

                 (h) Judgments. Final judgment on claims not covered by insurance which, together with other outstanding final judgments against Borrower, exceeds One Million Dollars ($1,000,000), is rendered against Borrower and is not discharged, vacated or reversed, or the execution thereof stayed pending appeal, within sixty (60) days after entry thereof or is not discharged within sixty (60) days after the expiration of such stay;

                 (i) Government Approvals. Any governmental approval, registration or filing with any governmental authority, now or hereafter required in connection with the performance by Borrower of its obligations under this Agreement or any Note is revoked, withdrawn or withheld, or fails to remain in full force and effect, except Borrower shall have thirty (30) days after notice of any such event by the Agent (at the request of any Bank) to take whatever action is necessary to obtain all necessary approvals, registrations and filings;

                 (j) Other Governmental Action. Any action by any governmental authority shall, in the opinion of the Required Banks, deprive Borrower of any substantial right, privilege or franchise, or substantially restrict the exercise thereof, and such action is not revoked or rescinded within sixty (60) days after it becomes effective or within thirty (30) days after notice from the Agent at the request of any Bank, whichever occurs first;

                 (k) Change of Affairs. There is a material change in the condition or affairs (business, financial or otherwise) of Borrower or any co-maker, endorser, surety or guarantor of the Notes which gives the Required Banks reasonable grounds to believe that Borrower may not be able to perform or observe in the ordinary course its obligations under this Agreement, the Notes or any other Loan Document and such change continues for thirty (30) days after written notice thereof has been given to Borrower by the Agent at the request of any Bank; or

                 (l) ERISA Defaults. The Borrower shall fail to pay when due an amount or amounts aggregating in excess of One Million Dollars ($1,000,000) which itshall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of One Million Dollars ($1,000,000) (collectively, a "Material Plan") shall be filed under Title IV of ERISA by the Borrower or any plan administrator; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against the Borrower to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; then, without regard to any previous knowledge of any of the Banks, or the Agent and in every such event, the Agent shall (i) if requested by Banks having more than sixty-six and two-thirds percent (66-2/3%) in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate and (ii) if requested by Banks holding Notes evidencing more than sixty-six and two-thirds percent (66-2/3%) in aggregate principal amount of the Loans, by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of the Event of Default specified in paragraph (g) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

         SECTION 6.2 Notice of Default. The Agent shall give notice to the Borrower under Sections 6.1(b), (j) and (k) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.


                            ARTICLE 7

                           THE AGENT

         SECTION 7.1 Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent, on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

         SECTION 7.2 Agent, and Affiliates. Seattle-First National Bank shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent and Seattle-First National Bank and its affiliates each may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent hereunder.

         SECTION 7.3 Action by Agent The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

         SECTION 7.4 Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

         SECTION 7.5 Liability of Agent. Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of their respective own gross negligence or willful misconduct. Neither the Agent nor any of its respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agent; or (iv) the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

         SECTION 7.6 Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Agent (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Agent's gross negligence or willful misconduct) that the Agent may suffer or incur in connection with this Agreement or any otherLoan Document or any action taken or omitted by the Agent hereunder. The agreement of the Banks contained in this Section 7.6 shall survive the Termination Date.

         SECTION 7.7 Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

         SECTION 7.8 Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent provided such successor has a combined capital and surplus of at least Fifty Million Dollars ($50,000,000). If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent (as the case may be), which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least Fifty Million Dollars ($50,000,000). Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.


                            ARTICLE 8

                     CHANGE IN CIRCUMSTANCES

         SECTION 8.1 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Fixed Rate Borrowing (other than a Competitive Bid Rate Borrowing):

                 (a) the Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

                 (b) Banks having 50% or more of the aggregate amount of the Commitments advise the Agent that the relevant Adjusted Euro-Dollar Rate, as determined by the Agent will not adequately and fairly reflect the cost to such banks of funding their Fixed Rate Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make such Euro-Dollar Loans or Competitive Bid LIBOR Loans shall be suspended, and, unless the Borrower notifies the Agent at least two (2) Domestic Business Days before the date of such Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Prime Borrowing.

         SECTION 8.2 Illegality. If, after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Applicable Lending Office) to make, maintain or fund any of its Fixed Rate Loans, and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make such Fixed Rate Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Fixed Rate Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each, such Fixed Rate Loan, together with accrued interest thereon. Concurrently with prepaying each such Fixed Rate Loan, the Borrower shall borrow a Prime Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks), and such Bank shall make such a Prime Loan.

         SECTION 8.3  Increased Cost and Reduced Return.

         (a) If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                 (i) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to any of its Fixed Rate Loans, its Notes or its obligation to make any Fixed Rate Loans, or shall change the basis of taxation of payments to any Bank (or its Applicable Lending Office) of the principal of or interest on any of its Fixed Rate Loans or any other amounts due under this Agreement in respect of any of its Fixed Rate Loans or its obligation to make any Fixed Rate Loans (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Applicable Lending Office is located); or

                 (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan or Competitive Bid LIBOR Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage, against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting any of its Fixed Rate Loans, its Notes or its obligation to make any Fixed Rate Loans; and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within fifteen (15) days after written demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

                 (b) If after the date hereof, any Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder (including without limitation its Commitment) to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after written demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction.

                 (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank delivered to Borrower pursuant to paragraph (a) or (b) of this Section that demands compensation under this Section and sets forth the additional amount or amounts to be paid to it hereunder and the basis for the determination thereof shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

                 (d) If the Borrower shall become obligated to make any payment to any Bank under this Section 8.3, then the Borrower shall be entitled, on giving to the Agent, and such Bank not less than four (4) Euro-Dollar Business Days' prior notice, to repay the outstanding principal amount of the relevant Fixed Rate Loans held by such Bank, together with interest accrued thereon, and concurrently with prepaying each such Fixed Rate Loan the Borrower shall borrow a Prime Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks), and such Bank shall make such a Prime Loan.

         SECTION 8.4 Prime Loans Substituted for Affected Euro-Dollar Loans. If (a) either (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation with respect to Euro-Dollar Loans under Section 8.3 and (b) the Borrower shall, by at least five (5) Euro-Dollar Business Days' prior notice to such Bank through the Agent have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension or demand for compensation no longer apply:

                 (a) all Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Prime Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

                 (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Prime Loans instead.



                            ARTICLE 9

                          MISCELLANEOUS

         SECTION 9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex or similar writing) and shall be given to such party at its address or telex number set forth on the signature pages hereof or such other address or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by mail, seventy-two (72) hours after such communication is deposited in the mails with first class postage prepaid, registered or certified, return receipt requested, addressed as aforesaid or
(iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article 2 or Article
8 shall not be effective until received.

         SECTION 9.2 No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 9.3 Expenses; Documentary Taxes. The Borrower shall pay (i) all out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Banks and the Agent, in connection with any waiver or consent under this Agreement or any other Loan Document or any amendment hereof or thereof or any Default or alleged Default hereunder (except, in the case of an alleged Default, when the Required Banks knew or reasonably should have known that no Default actually existed) and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent or any Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower agrees to pay, and shall indemnify each Bank against, any present or future stamp, transfer, or documentary taxes or any other excise or property taxes, charges, assessments, or similar levies which arise from any payment made hereunder or under the Notes or any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or any other Loan Document. The Borrower's obligations under this Section 9.3 shall survive the Termination Date.

         SECTION 9.4 Indemnifications. The Borrower agrees to indemnify and hold harmless the Agent and each Bank and each of their respective directors, officers, employees and agents from and against any and all claims, damages, liabilities and expenses (including, without limitation, fees and disbursements of counsel) which may be incurred by or asserted against the Agent or such Bank or any such director, officer, employee or agent which would not have been incurred by or asserted against such Person but for the Agent or such Bank being a party to this Agreement in connection with or arising out of any investigation, litigation, or proceeding (i) related to any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by the Borrower (including, without limitation, any such application or proposed application by the Borrower related to any acquisition or proposed acquisition by the Borrower or any subsidiary or affiliate of the Borrower of all or any portion of the stock or substantially all of the assets of any Person), whether or not the Agent or such Bank or any such director, officer, employee or agent is a party to such transaction or (ii) related to the Borrower's entering into this Agreement or any other Loan Document, or to any actions or omissions of the Borrower, any of its respective subsidiaries or affiliates or any of its or their respective directors, officers, employees or agents in connection herewith or therewith, unless (but only to the extent) such claim, damage, liability or expense was attributable to such indemnified party's gross negligence or wilful misconduct or (iii) related to any claim that Borrower's property or operations do not comply with, or do require remedial activity pursuant to, applicable governmental requirements, including environmental laws and regulations. The Borrower's obligations under this
Section 9.4 shall survive the Termination Date.


         SECTION 9.5 Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

         SECTION 9.6 Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that the Agent may, with the consent of the Borrower (which shall not be unreasonably withheld), specify by notice to the Banks modifications in the procedures set forth in Section 2.3; and provided further that no such amendment, waiver or modification shall, unless signed by all the Banks, (i) increase the Commitment of any Bank or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder, or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section 9.6 or any other provision of this Agreement.

         SECTION 9.7  Successors and Assigns.

                 (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement. A Bank may assign its Notes and its rights and obligations under this Agreement with the consent of the Borrower and Agent.

                 (b) The Agent, and the Borrower may, for all purposes of this Agreement, treat any Bank as the holder of any Note drawn to its order (and owner of the Loans evidenced thereby) until written notice of assignment, participation or other transfer shall have been received by them.

                 (c) If any Reference Bank assigns its Notes to an unaffiliated institution, the Agent shall, in consultation with the Borrower and with the consent of the Required Banks, appoint another bank to act as such Reference Bank hereunder.

         SECTION 9.8 Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided in this Agreement.

         SECTION 9.9 Governing Law. This Agreement and each Note, including all matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Washington, as applied to contracts executed and to be fully performed in such State by citizens of such State. In the event that suit is instituted to enforce this Agreement or any Note or other Loan Document, venue of any such suit may be laid in King County, Washington.

         SECTION 9.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Agent shall have received counterparts hereof signed by all of the parties hereto.

         SECTION 9.11 Concerning Oral Agreements. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM
ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                              LONGVIEW FIBRE COMPANY

                                              By \s\ L. J. Holbrook
                                                 L. J. Holbrook

                                              Senior Vice President-Finance

                                              Mailing Address:

                                              Longview Fibre Company
                                              P. O. Box 639
                                              Longview, Washington 98632
                                              Attention:  Lisa J. Holbrook
                                              Senior Vice President-Finance

                                              Courier Address:

                                              Longview Fibre Company
                                              End of Fibre Way
                                              Longview, Washington  98632

                                              Attention:  Lisa J. Holbrook
                                              Senior Vice President-Finance
                                              Telephone:  (206) 425-1550
                                              Facsimile:  (206) 425-3116


Percent of
Aggregate
Commitments                   Commitment

 16.469%                      $28,000,000     SEATTLE-FIRST NATIONAL BANK

                                              By \s\ Robert M. Ingram, III
                                                 Robert M. Ingram, III

                                                  Vice President

                                               701 Fifth Avenue,
                                               Floor 12
                                               Seattle, WA  98104

                                Attention:     Robert M. Ingram, III
                                               Vice President
                                Telephone:     (206) 358-3601
                                Facsimile:     (206) 358-3113


Percent of
Aggregate
Commitments                   Commitment

  14.824%                     $25,200,000   BANK OF AMERICA NATIONAL
                                            TRUST & SAVINGS ASSOCIATION

                                            By \s\ Michael J. Balok
                                               Michael J. Balok

                                               Vice President

                                             U.S. Division, 41st Floor
                                             555 California Street
                                             San Francisco, CA  94104
                                             Attention:  Michael J. Balok
                                                         Vice President
                                             Telephone:  (415) 622-2018
                                             Facsimile:  (415) 622-4585

Percent of
Aggregate
Commitments                   Commitment

  14.824%                     $25,200,000    ABN AMRO BANK N.V.

                                             By \s\ Paul A. Calderon
                                                Paul A. Calderon

                                                Vice President

                                             One Union Square
                                               Suite 2323
                                             Seattle, WA  98101
                                             Attention:  Walter Euyang
                                                         Vice President
                                             Telephone:  (206) 587-2360
                                             Facsimile:  (206) 682-5641


Percent of
Aggregate
Commitments                   Commitment

  14.824%                     $25,200,000     NATIONAL WESTMINSTER BANK PLC

                                              By \s\ Gary A. Miller
                                                 Gary A. Miller

                                                 Vice President

                                               Los Angeles Overseas Branch
                                               400 South Hope Street
                                               Suite 1000
                                               Los Angeles, CA  90071
                                               Attention:  Michael E. Keating
                                                           Vice President
                                               Telephone:  (213) 624-8555
                                               Facsimile:  (213) 623-6540


Percent of
Aggregate
Commitments                   Commitment

  14.824%                     $25,200,000     CONTINENTAL BANK N.A.

                                              By \s\ R. Guy Stapleton
                                                 R. Guy Stapleton

                                                 Vice President

                                               231 South La Salle
                                               Chicago, Illinois 60697
                                               Attention: Elizabeth M. Nolan
                                                          Vice President
                                               Telephone:  (312) 828-1292
                                               Facsimile:  (312) 765-2080


Percent of
Aggregate
Commitments                   Commitment

 14.824%                      $25,200,000     NATIONSBANK OF NORTH CAROLINA,
                                              N.A.

                                              By \s\ Michael O. Lincoln
                                                  Michael O. Lincoln

                                                  Vice President

                                              Forest Products Group
                                              Nationsbank Corporate Center
                                              100 North Tryon Street
                                              8th Floor
                                              Charlotte, NC  28255
                                              Attention:  Michael O. Lincoln
                                                          Vice President
                                              Telephone:  (704) 386-5960
                                              Facsimile:  (704) 386-3271

Percent of
Aggregate
Commitments                    Commitment

  9.411%                       $16,000,000     THE BANK OF NOVA SCOTIA

                                               By \s\ Michael Brown
                                                  Michael Brown

                                                  Vice President

                                                Attention:  Michael Brown
                                                            Vice President and
                                                            Manager
                                                Portland Branch
                                                56 S.W. Salmon Street
                                                Portland, Oregon 97204
                                                Telephone:  (503) 222-5233
                                                Facsimile:  (503) 222-5502


                              Total
                              Commitment

                              $170,000,000

                                           SEATTLE-FIRST NATIONAL BANK,
                                           as Agent

                                           By \s\ Robert M. Ingram III
                                              Robert M. Ingram III

                                              Vice President

                                            701 Fifth Avenue, Floor 12
                                            Seattle, WA   98104

                                             Attention:  Robert M. Ingram III
                                                         Vice President
                                             Telephone:  (206) 358-3601
                                             Facsimile:  (206) 358-3113




                            EXHIBIT A

                           PRIME NOTE
                          _______________, 1993

     For value received, Longview Fibre Company, a Washington corporation (the "Borrower"), promises to pay to the order of ____________________________________________________________(the
"Bank"), for the account of its Domestic Lending Office, the unpaid principal amount of each Prime Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan. The Borrower promises to pay interest on the unpaid principal amount of each such Prime Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Seattle-First National Bank, Columbia Seafirst Center, 701 Fifth Avenue, Seattle, Washington.

     All Prime Loans made by the Bank, the respective maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided, that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

     This note is one of the Prime Notes referred to in the Credit Agreement dated as of February 26, 1993, among the Borrower, the banks listed on the signature pages thereof, and Seattle-First National Bank, as Agent (as the same may be amended or supplemented from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof. This Note, including all matters of construc tion, validity and performance, shall be governed by and construed in accordance with the laws of the State of Washington, as applied to contracts executed and to be fully performed in such State by citizens of such State. In the event that suit is instituted to enforce this Note, venue of any such suit may be laid in King County, Washington.

                              LONGVIEW FIBRE COMPANY

                              By_______________________

                              Its______________________

                              By_______________________

                              Its______________________


                  LOANS AND PAYMENTS OF PRINCIPAL



   Date         Amount
of
Loan            Amount of
Principal
Repaid          Maturity
Date            Notation
Made by




                               EXHIBIT B

                           EURO-DOLLAR NOTE
                           _______________, 1993

     For value received, Longview Fibre Company, a Washington corporation (the "Borrower"), promises to pay to the order of ______________________________________________________________ (the
"Bank"), for the account of its Euro-Dollar Lending Office, the unpaid principal amount of each Euro-Dollar Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan. The Borrower promises to pay interest on the unpaid principal amount of each such Euro-Dollar Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Seattle-First National Bank, Columbia Seafirst Center, 701 Fifth Avenue, Seattle, Washington.

     All Euro-Dollar Loans made by the Bank, the respective maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

     This note is one of the Euro-Dollar Notes referred to in the Credit Agreement dated as of February 26, 1993, among the Borrower, the banks listed on the signature pages thereof, and Seattle-First National Bank, as Agent (as the same may be amended or supplemented from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof. This Note, including all matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Washington, as applied to contracts executed and to be fully performed in such State by citizens of such State. In the event that suit is instituted to enforce this Note, venue of any such suit may be laid in King County, Washington.

                              LONGVIEW FIBRE COMPANY

                              By________________________

                              Its_______________________

                              By________________________

                              Its_______________________



                    LOANS AND PAYMENTS OF PRINCIPAL


   Date         Amount
of
Loan            Amount of
Principal
Repaid          Maturity
Date            Notation
Made by




                               EXHIBIT C

                         COMPETITIVE BID NOTE
                         _______________, 1993

     For value received, Longview Fibre Company, a Washington corporation (the "Borrower"), promises to pay to the order of _____________________________________________________________ (the
"Bank"), for the account of its Competitive Bid Lending Office, the aggregate unpaid principal amount of each Competitive Bid Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan. The Borrower promises to pay interest on the unpaid principal amount of each such Competitive Bid Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in federal or other immediately available funds at the office of Seattle-First National Bank, Columbia Seafirst Center, 701 Fifth Avenue, Seattle, Washington.

     All Competitive Bid Loans made by the Bank, the respective maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

     This Note is one of the Competitive Bid Notes referred to in the Credit Agreement dated as of February 26, 1993, among the Borrower, the banks listed on the signature pages thereof, and Seattle-First National Bank, as Agent (as the same may be amended or supplemented from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof. This Note, including all matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Washington, as applied to contracts executed and to be fully performed in such State by citizens of such State. In the event that such suit is instituted to enforce this Note, venue of any such may be laid in King County, Washington.

                              LONGVIEW FIBRE COMPANY

                              By________________________

                              Its_______________________

                              By________________________

                              Its_______________________





                    LOANS AND PAYMENTS OF PRINCIPAL


Date         Amount
of
Loan            Amount of
Principal
Repaid          Maturity
Date            Notation
Made by




                            EXHIBIT D

              FORM OF COMPETITIVE BID QUOTE REQUEST


                             [Date]

TO:       Seattle-First National Bank (the "Agent")

FROM:     Longview Fibre Company

RE:       Credit Agreement (the "Credit Agreement") dated as of
          February 26, 1993, among the Borrower, the Banks parties thereto, and the Agent.

     We hereby give notice pursuant to Section 2.3 of the Credit
Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:  _______________

Principal Amount1                                    Interest Period1

$


     Such Competitive Bid Quotes should offer a Competitive Bid
[Margin] [Rate].

     Terms used herein have the meanings assigned to them in the Credit Agreement.

                              LONGVIEW FIBRE COMPANY

                             By______________________

                             Its_____________________


- ---------------

1 Amount must be $5,000,000 or a larger multiple of $1,000,000. 2 One (1), two (2), three (3) or six (6) months (LIBOR Auction); or a number of days not earlier than seven (7) days nor later than one (1) year (Absolute Rate Auction), subject in each case to the provisions of the definition of Interest Period.





                            EXHIBIT E

          FORM OF INVITATION FOR COMPETITIVE BID QUOTES


TO:       [Name of Bank]

RE:       Invitation for Competitive Bid Quotes to Longview Fibre
          Company (the "Borrower")

     Pursuant to Section 2.3 of the Credit Agreement dated as of February 26, 1993 among the Borrower, the Banks parties thereto, and the undersigned, as Agent, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:  _______________

Principal Amount                                   Interest Period

$


     Such Competitive Bid Quotes should offer a Competitive Bid
[Margin] [Rate].

     Please respond to this invitation by no later than [10:00 a.m.] [8:30 a.m.] (Seattle time) on [date].

                                   SEATTLE-FIRST NATIONAL BANK,
                                   as Agent


                                   By
                                      Authorized Officer




                            EXHIBIT F

                  FORM OF COMPETITIVE BID QUOTE


SEATTLE-FIRST NATIONAL BANK,
 as Agent
Columbia Seafirst Center
701 Fifth Avenue
Seattle, Washington  98104

Attention:

Re:  Competitive Bid Quote to Longview Fibre Company (the
     "Borrower")

     In response to your invitation on behalf of the Borrower dated _______________, 19__, we hereby make the following
Competitive Bid Quote on the following terms:

     1.   Quoting Bank:

     2.   Person to contact at Quoting Bank:

     3.   Date of Borrowing:                                      1

     [4.  Base rate:                                            ]*

     5. We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest
          Periods and at the following rates:

Principal
Amount1             Minimum
Principal
Amount (if any)    Interest
Period1             Competitive Bid
[Margin]1
[Rate]1



     We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of February 26, 1993 among the Borrower, the Banks parties thereto, and yourself, as Agent, irrevocably obligates us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part.

                              Very truly yours,

                              [Name of Bank]



Dated: _______________        By
                                 Authorized Officer


1 As specified in the related Invitation.
2 Principal amount bid for each Interest Period may not exceed principal amount requested. Bids must be made for $500,000 or a larger multiple thereof.
3 One (1), two (2), three (3) or six (6) months; or such number of days not earlier than seven (7) days nor later than one (1) year, in each case as specified in the related Invitation.
4 Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (rounded to the nearest 1/10,000 of 1%) and specify whether "PLUS" or "MINUS."
5 Specify rate of interest per annum (rounded to the nearest
1/100th of 1%).





                           EXHIBIT G
                           OPINION OF
                    COUNSEL FOR THE BORROWER

[Dated as provided in Section 3.2 of the Credit Agreement]

To the Banks, and the Agent
Referred to Below
c/o Seattle-First National Bank,
  as Agent
Columbia Seafirst Center
701 Fifth Avenue
Seattle, Washington 98104

Dear Sirs:

     We have acted as counsel for Longview Fibre Company, a Washington corporation (the "Borrower") in connection with the execution and delivery of that certain Credit Agreement (the "Credit Agreement") dated as of February 26, 1993 amount the Borrower, the banks listed on the signature pages thereof, and Seattle-First National Bank, as Agent. Terms defined in the Credit Agreement are used herein as therein defined.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of the Borrower or its Subsidiaries, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to questions of fact material to the opinions set forth below, we have relied upon all of the foregoing documents, certificates and statements, and we have not independently verified the accuracy of factual matters except as set forth herein.

     We have assumed that the Agent and the Banks have all requisite power and authority to enter into and perform under the Credit Agreement, and that such document has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of the Agent and the Banks.

     We are qualified to practice law only in the State of Washington. The opinions expressed herein are limited in all respects to the laws of the State of Washington and the federal laws of the United States, and no opinion is being rendered herein with respect to the effect, if any, which the laws of any other jurisdiction may have on the opinions rendered herein.

     1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Washington and has all corporate powers required to carry on its business as now conducted.

     2. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and require no action by or in respect of, or filing with, any governmental body, agency or official.

     3. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes do not contravene, or constitute a default under (a) any provision of applicable law or regulation, (b) the certificate of incorporation or by-laws of the Borrower, or (c) any agreement or other instrument governing Indebtedness or any other agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower, and identified for us by the Borrower after due inquiry as an agreement, judgment injunction, order, decree or other instrument binding upon the Borrower, the contravention or default under which would have a material adverse effect on the Borrower, and to the best of our knowledge, the execution, delivery and performance by the Borrower of the Credit Agreement and the Notes do not result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Subsidiaries.

     4. The Credit Agreement and the Notes each constitute legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except with respect to Section 2.15(c) of the Credit Agreement as to which we specifically express no opinion.

     5. Except as disclosed by the Borrower to the Banks in writing, to the best of our knowledge, there is no action, suit or proceeding pending against or threatened against (or any basis therefore known to us) the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, which might result in an adverse decision which could materially adversely affect the business, financial position or results of operations of the Borrower or which in any manner draws into question the validity or enforceability of the Credit Agreement or the Notes.

     6. The payment obligations of the Borrower under the Credit Agreement and the Notes are direct, unsecured general obligations of the Borrower, ranking pari passu in right of payment with all other unsecured and unsubordinated indebtedness for money borrowed or raised by the Borrower.

     7. The Credit Agreement and the Notes are in proper form acceptable for enforcement in Federal and State courts in Washington and may be so enforced without the payment of any court, documentary, stamp or other similar tax (other than customary filing fees and court costs applicable generally to litigation in such courts).

     8. The Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" margin stock as defined in Regulation U of the Board of Governors of the Federal Reserve System, as amended. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     In giving the foregoing opinions we express no opinion as to the enforceability of the Credit Agreement, any Note, or any other document to the extent that the enforceability thereof may be effected by bankruptcy, insolvency, moratorium, or other similar laws relating to or limiting creditor's rights generally and by general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, whether applied by a court of law or equity.

                              Very truly yours,


                            EXHIBIT H

        OPINION OF DAVIS WRIGHT TREMAINE, SPECIAL COUNSEL
                  FOR THE BANKS AND THE AGENT


[Dated as provided in Section 3.2 of the Credit Agreement]

To Each of the Parties Named
on Schedule A Hereto

     Re:  Credit Agreement, dated as of February 26, 1993, among
     Longview Fibre Company, the banks listed on the signature pages thereof, and Seattle-First National
     Bank

Dear Sirs:

     Reference is made to that certain Credit Agreement dated as of February 26, 1993 (the "Credit Agreement"), among Longview Fibre Company (the "Borrower"), the banks listed on the signature pages thereof (the "Banks"), and Seattle-First National Bank, as Agent (the "Agent"). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

     We have acted as your special counsel in the preparation of the Credit Agreement and the Notes. As such counsel, we have made such investigations of law as we have deemed necessary as a basis for the opinion hereinafter set forth. As to any matters of fact bearing upon such opinion we have relied upon the representations and warranties the accuracy of which we have not independently verified set forth in the Credit Agreement (except to the extent that the representations and warranties of the Borrower by their terms cover the matters set forth in paragraphs l and 2 below) and in certain certificates of public officials and of officers of the Borrower. In rendering such opinion, we have relied upon the following assumptions, the accuracy of which we have not independently verified:

          (i) each of the Banks, the Agent and the Borrower is a corporation or banking association, as the case may be, duly organized and validly existing in good standing under the laws of the jurisdiction of its organization and has full power, authority and legal right to execute and deliver, and to perform its obligations under, the Credit Agreement; provided, however, that we have not relied on such assumption to the extent such matters are covered in paragraph 1 below;

          (ii) each of the Banks and the Agent has duly authorized the execution and delivery of, and the performance of its obligations under, the Credit Agreement;

          (iii) each of the Banks and the Agent has duly executed and delivered the Credit Agreement, and the Credit Agreement constitutes the legal, valid and binding obligation of the Banks and the Agent;

          (iv) the Borrower has duly executed and delivered the Credit Agreement and the Notes; and

          (v) all documents and other materials submitted to us as originals are authentic, and all documents and other materials submitted to us as copies of the originals conform to the originals.

     Based upon and subject to the foregoing, and subject further to the limitations stated below it is our opinion that:

          (1) the execution and delivery by the Borrower of, and the performance of its obligations under, the Credit Agreement and the Notes are within the Borrower's corporate powers and to our knowledge based solely upon our examination of the resolutions of the Board of Directors of the Borrower, have been duly authorized by all necessary corporate action on the part of the Borrower; and

          (2) the Credit Agreement and the Notes constitute legal, valid and binding obligations of the Borrower.

     Our opinion set forth above is subject to the following additional limitations:

          (i) we express no opinion as to any laws other than the laws of the State of Washington and the federal laws of the United States; and

          (ii) we express no opinion as to the legality, validity or binding effect of any right or obligation to the extent that such right or obligation
(A) may be limited by (x) applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or limiting creditor's rights generally or (y) general principles of equity (regardless of whether considered in a proceeding in equity or at law), or (B) purports to authorize or permit any person to act in a manner which is not in good faith, diligent or commercially reasonable, or purports to waive any rights of any person with respect to such actions, or (C) purports to waive or require the waiver of, or to limit the applicability or effect of, any statute or governmental rule or regulation. Without limiting the generality of the foregoing clause (C), we express no opinion as to the effect (if any) of any law of any jurisdiction (other than the State of Washington) in which any Bank is located which may limit the rate of interest that such Bank may charge or collect.

     The opinion set forth above is given as of the date hereof and we disavow any undertaking or obligation to advise you of any changes in law or any facts or circumstances that may hereafter occur or come to our attention that could affect such opinion. This opinion letter is delivered to you pursuant to
Section 3.1(c) of the Credit Agreement solely for your use in connection with the transactions contemplated therein, and may not be used by you for any other purpose and may not be relied upon by any other person without our prior written consent.

                              Very truly yours,



                           SCHEDULE A

ABN AMRO BANK N.V.
One Union Square
Suite 2323
Seattle, Washington 98101
Attention:  Walter Euyang
            Vice President

BANK OF AMERICA NATIONAL TRUST
  & SAVINGS ASSOCIATION
U.S. Division, 41st Floor
555 California
San Francisco, California 94104
Attention:  Michael J. Balok
            Vice President

THE BANK OF NOVA SCOTIA
Portland Branch
56 S.W. Salmon Street
Portland, OR   97204
Attention:  Michael Brown
            Vice President and Manager


CONTINENTAL BANK N.A.
231 South LaSalle
Chicago, Illinois  60697
Attention:  Elizabeth M. Nolan
            Vice President


NATIONAL WESTMINSTER BANK PLC
Los Angeles Overseas Branch
400 South Hope Street
Suite 1000
Los Angeles, CA   90071
Attention:  Michael E. Keating
            Vice President


NATIONSBANK OF NORTH CAROLINA, N.A.
Forest Products Group
Nationsbank Corporate Center
100 North Tryon Street, 8th Floor
Charlotte, N. Carolina  28255
Attention:  Michael O. Lincoln
            Vice President


SEATTLE-FIRST NATIONAL BANK
Columbia Seafirst Center
701 Fifth Avenue, 12th Floor
Seattle, Washington  98104
Attention:  Robert M. Ingram, III
            Vice President



                            EXHIBIT I

                     LONGVIEW FIBRE COMPANY

                 BOARD OF DIRECTORS RESOLUTIONS


     RESOLVED, it is hereby authorized and approved that this Corporation negotiate and enter into a Credit Agreement with Seattle-First National Bank, for itself and as agent for a syndicate of domestic and international banks to be mutually agreed to by the Corporation and Seattle-First National Bank (the "Bank") to provide for the establishment of a revolving credit facility for the purposes of general working capital or other corporate purposes, in the aggregate principal amount of up to $170,000,000, the summary of principal terms of which has been furnished to each of the directors of this Corporation, is hereby authorized and approved in such form and with such changes in the terms, conditions or other provisions thereof as the President or the Vice President-Finance of this Corporation may approve and that the President or any Vice President of the Corporation is hereby authorized to execute and deliver to the Bank all necessary agreements, instruments and documents, the execution and delivery of which shall be conclusive evidence of proper authorization; and

     FURTHER RESOLVED, that the proper officers of this Corporation are hereby authorized to deliver to the Bank such corporate papers, certificates and other instruments and documents as may be requested or required by or on behalf of the Bank and to take such other action as may be deemed necessary or proper in order to consummate the transactions contemplated by these resolutions; and

     FURTHER RESOLVED, that all actions taken by officers of this Corporation in connection with the transactions contemplated by these resolutions are hereby ratified, confirmed and approved in all respects.